Exhibit 99.1

PRESS RELEASE

For More Information Contact:	For Immediate Release
Michael M. Ciaburri
President & Chief Operating Officer
(203) 782-1100

Carlota I. Grate
Chief Financial Officer
(203) 782-1100

Southern Connecticut Bancorp, Inc. Reports First Quarter 2007 Profit

New Haven, Connecticut (April 24, 2007) - Southern Connecticut Bancorp, Inc. (AMEX:SSE), the holding company for The Bank of Southern Connecticut (“TBSCT”), today announced net income of $31,922, or $0.01 per diluted share for the first quarter ended March 31, 2007 compared with net income of $78,893, or $0.03 per diluted share for the quarter ended March 31, 2006.

Interest income grew by 41% from $1,503,330 during the first quarter of 2006 to $2,114,513 during the first quarter of 2007. In addition, total assets grew by 41% from $89,490,496 at March 31, 2006 to $125,752,261 at March 31, 2007 while total deposits grew by 54% from $66,840,821 at March 31, 2006 to $103,092,968 at March 31, 2007. Also, the Bank’s loan portfolio grew by 34% from $58,284,390 at March 31, 2006 to $78,090,922 at March 31, 2007.

The Bank’s net interest margin finished the first quarter at 4.90% as compared to 5.46% at March 31, 2006.

President and Chief Operating Officer, Michael M. Ciaburri commented, “We are pleased with the continued development of our operations during the first quarter of 2007. Our Bank will have the benefit of having both The Bank of Southeastern Connecticut, a division of The Bank of Southern Connecticut, and The Bank of North Haven, a division of The Bank of Southern Connecticut open for the full calendar year thus enabling us to grow more rapidly. As a result, both our loans and deposits will grow more quickly and should allow us to achieve better operating leverage.”

About Southern Connecticut Bancorp, Inc.

Southern Connecticut Bancorp, Inc. is a commercial bank holding company dedicated to serving the banking needs of businesses located along the Connecticut shoreline from New Haven to Rhode Island. Southern Connecticut Bancorp owns 100% of The Bank of Southern Connecticut, headquartered in New Haven Connecticut. The Bank of Southern Connecticut is a provider of commercial banking services to a client base of small to midsized companies with annual sales typically ranging from $1,000,000 to $30,000,000. The Bank’s services include a wide range of deposit, loan and other basic commercial banking products along with a variety of consumer banking products. The Bank currently operates five branches, two in New Haven, Connecticut, one in Branford, Connecticut, one in North Haven, Connecticut, and one in New London, Connecticut.

Southern Connecticut Bancorp was formed in 2000 by a group led by Joseph V. Ciaburri, a prominent, long-time resident of the New Haven area. Mr. Ciaburri started in banking in 1947, and has served as a senior executive for several leading financial institutions in Connecticut during his career. Prior to forming Southern Connecticut Bancorp, Mr. Ciaburri had retired as the President and Chief Executive Officer of The Bank of New Haven, a New Haven-based commercial bank he founded in 1979 (The Bank of New Haven was acquired by Citizens Bank of Rhode Island in 1996.)

Certain statements contained in this release and in other written materials and statements we may issue, including without limitation statements containing the word “believes”, “anticipates”, “intends”, “expects”, “estimates”, “could”, “would”, “will”, or words of similar import, constitute forward-looking statements within the meaning of the federal securities laws.

Such forward-looking statements involve risks, uncertainties and other factors that may cause our actual future results, performance or achievements to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, among others, a limited operating history and volatility of earnings, our dependence on our executive management and Board of Directors, our business concentration in small to midsized businesses in the New Haven and New London, Connecticut areas, as well as changes in our business, competitive market and regulatory conditions and strategies. Additional information concerning factors that could impact forward-looking statements can be found in the company’s periodic public filings with the Securities and Exchange Commission and in the section captioned “Risk Factors” in our report on Form 10-KSB, filed on March 28, 2007 pursuant to the Securities Act of 1933 as amended. Given these uncertainties, readers are cautioned not to place any undue reliance on such forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements to reflect facts, assumptions, circumstances or events that occur after the date on which such forward-looking statements were made.

FINANCIAL HIGHLIGHTS
SOUTHERN CONNECTICUT BANCORP, INC.

	March 31,	December 31,	March 31,
BALANCE SHEET DATA	2007	2006	2006
Loans Receivable ( net of allowance for loan losses)	$78,090,922	$75,306,255	$58,284,390

Loans Held for Sale, Fair Value	171,882	118,223	212,061

Investment Securities	7,105,940	8,054,821	9,926,377

Deposits:
Checking - Non Interest Bearing	26,297,567	29,463,030	18,070,864
Checking - Interest Bearing	1,247,581	1,930,695	2,070,762
NOW	5,760,571	3,054,492	4,821,063
Money Market	36,326,722	36,324,952	24,628,833

Savings	2,012,892	2,107,354	2,586,699
Time Deposits	31,447,635	28,392,997	14,662,600
Total Deposits	103,092,968	101,273,520	66,840,821

Repurchase Agreements	403,578	883,603	518,505

Total Assets	125,752,261	124,262,545	89,490,496

Total Shareholders' Equity	20,437,446	20,331,849	20,330,504

	Three Months	Three Months
	Ended	Ended
STATEMENT OF OPERATIONS DATA	March 31 2007	March 31 2006
Interest Income	$2,114,513	$1,503,330

Interest Expense	789,387	413,267

Provision for Loan Losses	99,793	(58,032)

Net Interest Income	1,225,333	1,148,095

Noninterest Income	240,844	180,452

Noninterest Expense	1,434,255	1,249,654

Net Income (Loss)	$31,922	$78,893

PER SHARE DATA
Basic Income (Loss) per Share	$0.01	$(0.03)
Diluted Income (Loss) per Share	$0.01	$(0.03)